Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, October 6, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Announces Oil and Gas Production Hedges

SAN ANTONIO -- Oct. 6, 2004 -- The Exploration Company (Nasdaq:TXCO) ) announced today it has hedged a portion of its oil and gas production for the coming year.

     The Company entered into financial price hedges for 15,000 barrels of oil per month and 140,000 MMBtu per month of gas through October 2005. Macquarie Bank Ltd. serves as counter party under the agreement. The hedges put into place are ratio swaps, which give TXCO floor prices of $39.10 per barrel for West Texas Intermediate and $5.37 per MMBtu on a basis adjusted to Houston Ship Channel prices. The ratio swaps allow the Company to participate in 75 percent of potential upside price movement above the floor levels.

     "These ratio swaps are consistent with our credit facility and provide us with downside price protection on approximately 40 percent of our current production if oil and gas prices fall while we retain 75 percent of the potentially higher commodity prices and cash flow if prices continue to move higher," said President and CEO James E. Sigmon. "Thanks to our active drilling program, we believe the Company's oil and gas production and reserves will continue to rise in the coming months, allowing us to further participate in the current, strong price environment."

     The Macquarie Group is a diversified international provider of specialist trading, investment banking and financial services, with over 6,000 people in 23 countries. The Macquarie Group comprises Macquarie Bank Ltd., a publicly listed company authorized under the Banking Act 1959 (Cth) to conduct banking business in Australia, and its worldwide affiliated entities. At March 31, 2004, Macquarie Bank Ltd. had total assets of $US33.4 billion and credit ratings of P1/A2 (Moody's), A1/A (Standard & Poor's) and F1/A+ (Fitch).

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

    More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended June 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended June 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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